UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

RESTORATION HARDWARE HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RESTORATION HARDWARE HOLDINGS, INC.

15 Koch Road, Suite J

Corte Madera, CA 94925

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

to be held on:

June 25, 2014

11:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2014 Annual Meeting of Stockholders, which will be held at 11:00 a.m. (Pacific Time) on June 25, 2014, at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the three nominees named in the proxy statement to Restoration Hardware Holdings, Inc.’s board of directors;

2.	To vote, on a non-binding advisory basis, on the frequency of holding an advisory stockholder vote to approve executive compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Restoration Hardware Holdings, Inc.’s independent registered public accounting firm for the fiscal year ending January 31, 2015; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on May 5, 2014 are entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (415) 945-4998.

Each share of stock that you own represents one vote, and your vote as a stockholder of Restoration Hardware Holdings, Inc. is very important. For questions regarding your stock ownership, you may contact Investor Relations at (415) 945-4998 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284 (within the U.S. and Canada) or (781) 575-3120 (outside the U.S. and Canada).

The Board of Directors has approved the proposals described in the accompanying proxy statement and recommends that you vote “FOR” the election of all nominees for director in Proposal 1, for every “THREE YEARS” in Proposal 2, and “FOR” Proposal 3.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Friedman Chairman and Chief Executive Officer

Corte Madera, California

May 16, 2014

YOUR VOTE IS IMPORTANT

Instructions for submitting your proxy are provided in the Notice of Internet Availability of Proxy Materials, the Proxy Statement and your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the enclosed proxy card and returning it in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on June 25, 2014:

The Company’s 2013 Annual Report, including its Proxy Statement and Annual Report on Form 10-K, and its proxy card are available for review online at www.proxyvote.com

RESTORATION HARDWARE HOLDINGS, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Information about Solicitation and Voting

The accompanying proxy is solicited on behalf of the board of directors of Restoration Hardware Holdings, Inc. (the “Company”) for use at the Company’s 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925 on June 25, 2014, at 11:00 a.m. (Pacific Time), and any adjournment or postponement thereof.

On or about May 16, 2014, we will mail to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2013 Annual Report, including our Proxy Statement and our Annual Report on Form 10-K, via the Internet and vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. Our 2013 Annual Report, Notice of Internet Availability of Proxy Materials and our proxy card are first being made available online on or about May 16, 2014.

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the proposals described in this proxy statement.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote on three proposals. The proposals are:

1.	The election to our board of directors of the three nominees named in this proxy statement;

2.	An advisory vote on the frequency of holding an advisory vote on executive compensation; and

3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending January 31, 2015 (“fiscal 2014”).

What is the recommendation of the board of directors on each of the proposals scheduled to be voted on at the Annual Meeting?

The board of directors recommends that you vote:

•	FOR each of the nominees to the board of directors (Proposal 1);

•	“THREE YEARS” on the frequency of holding an advisory vote on executive compensation (Proposal 2); and

•	FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2014 (Proposal 3).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by stockholders of the Company, and we have not received notice of any such proposals. If any other matter were to come before the Annual Meeting, the proxy holders appointed by our board of directors will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Stockholders as of the record date for the Annual Meeting, May 5, 2014, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were outstanding and entitled to vote 39,373,425 shares of the Company’s common stock.

Stockholder of Record: Shares Registered in Your Name

If on May 5, 2014, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares.

As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or if you request paper proxy materials, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on May 5, 2014, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•	vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	vote by mail—if you request a paper proxy card, simply complete, sign and date the enclosed proxy card, then follow the instructions on the card; or

•

vote via the Internet or via telephone—follow the instructions on the Notice of Internet Availability or proxy card and have the Notice of Internet Availability or proxy card available when you access the internet website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Pacific Time, on June 24, 2014. Submitting your proxy, whether via the Internet, by telephone or by mail if you requested a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

If you are not a stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors (Proposal 1), on the frequency of advisory vote to approve executive compensation (Proposal 2) or on the ratification of appointment of auditors (Proposal 3). For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “against” vote.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors (Proposal 1), nor will the broker be authorized to vote on the frequency of advisory vote to approve executive compensation (Proposal 2). Ratification of the appointment of auditors (Proposal 3) is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•

Proposal 1. Stockholders’ choices for Proposal 1 (Election of Directors) are limited to “for” and “withhold.” A plurality of the shares of common stock voting in person or by proxy is required to elect each of the three (3) nominees for director under Proposal 1. Under plurality voting, the three (3) nominees receiving the largest number of votes cast (votes “FOR”) will be elected. Because the election of directors under Proposal 1 is considered to be a non-routine matter under the rules of the New York Stock Exchange (“NYSE”), if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 1 because the election of directors is based on the votes actually cast.

•

Proposal 2. Stockholders’ choices for Proposal 2 (Frequency of Advisory Vote to Approve Executive Compensation) are limited to “one year,” “two years,” “three years” and “abstain.” A plurality of the votes cast will determine the stockholders’ preferred frequency for holding an advisory vote on executive compensation. This means that the alternative for holding an advisory vote every year, every two years, or every three years receiving the greatest number of “for” votes will be the preferred frequency of the stockholders. Because the advisory vote under Proposal 2 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 2, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

•

Proposal 3. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to ratify the selection of the independent registered public accounting firm for fiscal 2014 under Proposal 3 (Ratification of Appointment of Auditors). Proposal 3 is considered to be a routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3 because the ratification of appointment of auditors is based on the votes actually cast.

What if I return a proxy card but do not make specific choices?

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of any proposal. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, on or about May 16, the Company will mail a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to the Company’s stockholders, other than those who previously requested electronic or paper delivery. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce cost to the Company associated with the physical printing and mailing of materials.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available at ir.restorationhardware.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into the proxy statement.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again over the Internet or by telephone; or

•	attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Where can I find the voting results?

The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Corporate Governance Guidelines

Our Corporate Governance Guidelines generally specify the distribution of rights and responsibilities of our board of directors and detail the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect our board of directors, which is responsible for the general governance of our company, including selection and oversight of key management; and management is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at ir.restorationhardware.com, by clicking on “Corporate Governance.”

Code of Business Conduct and Code of Ethics

We have adopted a code of business conduct and code of ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. Copies of these codes are available on our investor relations website, accessible through our principal corporate websites at www.restorationhardware.com and www.rh.com. We expect that any amendments to either code, or any waiver of the requirements of either code, will be disclosed on our website or as required by applicable law or NYSE listing requirements.

Compensation Committee Interlocks and Insider Participation

No members of our compensation committee are or have been officers or employees of the Company. No interlocking relationships exist between the members of our board of directors or compensation committee and the boards of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

Composition of our Board of Directors

Our board of directors consists of nine directors, including our Chief Executive Officer. Our certificate of incorporation provides that, subject to any rights applicable to any then outstanding preferred stock, our board of directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to any rights applicable to any then-outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by our board of directors. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Katie Mitic, Thomas Mottola and Barry Sternlicht serve as Class II directors with the term expiring in 2014. Gary Friedman, Carlos Alberini and Michael Chu serve as Class III directors with the term expiring in 2015. Eri Chaya, Mark Demilio and Leonard Schlesinger serve as Class I directors with the term expiring in 2016.

“Controlled Company” Status

Effective May 20, 2013, Home Holdings LLC, a Delaware limited liability company (“Home Holdings”), ceased to control a majority of our voting common stock. As a result, we ceased to be a “controlled company” within the meaning of the NYSE rules. Under applicable NYSE listing rules, once we are no longer a controlled company, (i) we must have at least one independent member on our nominating committee and at least one independent member on our compensation committee by the date on which we ceased to be a controlled company; (ii) we must have at least a majority of independent members on each such committee within 90 days of the date on which we ceased to be a controlled company; (iii) we must have fully independent committees within one year of the date on which we cease to be a controlled company; and (iv) we must have a majority of independent directors on the board of directors within one year of the date on which we ceased to be a controlled company. We have complied with these requirements within the required periods.

Board Meetings

Our board of directors and its committees meet throughout the year, and also hold special meetings and act by written consent from time to time. Our board of directors held a total of eight meetings during the fiscal year ended on February 1, 2014 (“fiscal 2013”). All of the directors attended at least 75% of the meetings, other than Mr. Chu, who attended 50% of the meetings.

Agendas and topics for board and committee meetings are developed through discussions among management and members of our board of directors and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us.

Board Leadership Structure and Executive Sessions

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating committee. Each of these committees reports to our board of directors as it deems appropriate and as our board of directors may request.

With respect to the roles of Chairman of our board of directors and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our board of directors exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our board of directors believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently the roles are combined, with Mr. Friedman serving as Chief Executive Officer and Chairman of our board of directors.

In July 2013, the board of directors voted to create the position of Lead Independent Director and adopted a Lead Independent Director Charter. The Lead Independent Director Charter provides that the Lead Independent Director shall serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and functions as directed by the board from time to time. The Lead Independent Director presides over the executive sessions of non-management directors. Mr. Mottola currently serves as our Lead Independent Director.

Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. We believe that our company is well served by this flexible leadership structure.

Board Independence

In accordance with our Corporate Governance Guidelines, the board of directors affirmatively determines that each independent director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and meets the standards for independence as defined by applicable law and the rules of the NYSE.

In May 2014, our board of directors undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that each of Mr. Demilio, Ms. Mitic, Mr. Mottola, Dr. Schlesinger and Mr. Sternlicht is an “independent director,” as defined under the rules of the NYSE.

Board’s Role in Risk Oversight

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. In addition, each of the board committees is responsible for the risk management under its area of responsibility and consistent with its charter and such other responsibilities as may be delegated to them by the board of directors from time to time.

Risk Considerations in Our Compensation Program

We conducted an assessment of our compensation policies and practices for our employees and concluded that these policies and practices are not reasonably likely to have a material adverse effect on our Company.

Board Diversity

As indicated in our Corporate Governance Guidelines, our board of directors believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the board of directors and the needs of the business. Accordingly, the board, through the nominating committee, regularly reviews the changing needs of the business and the skills and experience resident in its members, with the intention that the board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The board’s commitment to diversity and “renewal” will be tempered by the need to balance change with continuity and experience. We believe that our commitment to diversity is demonstrated by the current membership of our board and the varied backgrounds and skill sets of our directors.

Director Stock Ownership Guidelines

We do not require that our directors maintain a minimum ownership interest in our Company.

Director Compensation

We currently compensate our independent directors as follows:

•	an annual fee of $120,000, paid quarterly in advance;

•	a fee of $2,500 or $1,500 for each meeting attended in-person or telephonically, respectively;

•

an annual fee, paid quarterly in advance, of $25,000 for our audit committee members, with the chair receiving $50,000; $20,000 for our compensation committee members, with the chair receiving $35,000; and $15,000 for our nominating committee members, with the chair receiving $25,000; and

•

an annual grant of restricted stock with an aggregate value equal to $125,000 based on the closing price of our common stock on the date of grant, which shares shall vest in full one year after the date of grant.

In addition, we granted to Mr. Mottola an option to purchase 20,000 shares of our common stock, with an exercise price of $75.43 per share, in connection with his appointment as Lead Independent Director in July 2013. The option vests in five equal installments over five years, subject to Mr. Mottola’s continuous service as Lead Independent Director.

Additionally, on April 22, 2014, we granted a restricted stock award of 821 shares to Dr. Schlesinger in connection with his appointment as a member of our board of directors. The grant of restricted stock was the annual grant that we grant to our directors for their service on the board, pro-rated in value for the one-year vesting period remaining on the annual restricted stock grants made to other independent directors for the fiscal year ended February 1, 2014. This award vests in full on September 9, 2014.

Mr. Chu, as a former designee of Home Holdings, Mr. Friedman, Mr. Alberini and Ms. Chaya, as former or current Company employees, do not receive any compensation for board service. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our board of directors.

Summary Compensation Table

The following table shows the compensation earned by our directors who are not named executive officers during fiscal 2013.

Name	Fees Earned	Equity Awards (1)	All Other Compensation		Total
Eri Chaya	$—	$—	$867,173	(2)	$867,173
J. Michael Chu	$—	$—	$—		$—
Mark Demilio	$197,500	$124,954	$—		$322,454
William Forrest (3)	$—	$—	$—		$—
Katie Mitic	$42,640	$125,288	$—		$167,928
Thomas Mottola	$178,550	$754,954	$—		$933,454
Leonard Schlesinger (4)	$—	$—	$—		$—
Barry Sternlicht	$149,500	$124,954	$—		$274,454

(1)	Reflects the aggregate grant date fair value of the awards of stock made in fiscal 2013, computed in accordance with FASB ASC 718, Stock-Based Compensation. See Note—13 Stock-Based Compensation in our audited consolidated financial statements contained in our Form 10-K for fiscal 2013. At February 1, 2014, the following non-employee directors each held restricted stock or option awards covering the following aggregate numbers of shares:

Name	Restricted Stock Awards	Option Awards
Mark Demilio	1,627	—
Katie Mitic	1,786	—
Thomas Mottola	1,627	20,000
Leonard Schlesinger (4)	—	—
Barry Sternlicht	1,627	—

(2)	Ms. Chaya did not receive compensation in her role as director in fiscal 2013. This amount reflects compensation to Ms. Chaya for services in her role as an employee, as follows:

Benefits and Payments	Amount
Salary	$521,923
Non-Equity Incentive Compensation Program	$339,250
Stock Awards	—
Option Awards	—
Auto allowance	$6,000

(3)	Mr. Forrest resigned from our board of directors in June 2013.
(4)	Dr. Schlesinger was appointed to our board of directors in April 2014.

THE BOARD AND ITS COMMITTEES

There are three primary committees of our board of directors: the audit committee, the compensation committee and the nominating committee. Our board of directors has delegated various responsibilities and authorities to these different committees, as described below and in the committee charters. The board committees regularly report on their activities and actions to the full board of directors. Each member of the audit committee, the compensation committee and the nominating committee was appointed by our board of directors. Each of the board committees has a written charter approved by our board of directors and available on our website at ir.restorationhardware.com, by clicking on “Corporate Governance.”

The following table shows our current directors, their independence status, their roles on our board of directors and its committees, and the number of meetings our board of directors and each of its committees held in fiscal 2013. In fiscal 2013, the board of directors and the committees also acted by unanimous written consents.

Director	Independent	Board	Audit Committee	Compensation Committee	Nominating Committee
Gary Friedman	No
Carlos Alberini	No
Eri Chaya	No
J. Michael Chu	No
Mark Demilio	Yes
Katie Mitic	Yes
Thomas Mottola (Lead Independent Director)	Yes
Leonard Schlesinger	Yes
Barry Sternlicht	Yes
Number of Meetings in Fiscal 2013		8	5	1	2

= Member = Chair

Audit Committee

The audit committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) delineating relationships between our independent registered public accounting firm and our company consistent with the rules of the NYSE and request information from our independent registered public accounting firm and management to determine the presence or absence of a conflict of interest; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related-person transactions.

Our audit committee consists of Mr. Demilio, Ms. Mitic and Mr. Mottola. Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NYSE rules require us to have at least three audit committee members, all of whom are independent. Our board of directors has affirmatively determined that Mr. Demilio, Ms. Mitic and Mr. Mottola meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. In addition, our board of directors has determined that Mr. Demilio qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our board of directors has adopted a written charter for the audit committee, which is available on our investor relations website, accessible through our principal websites at www.restorationhardware.com and www.rh.com.

Compensation Committee

The compensation committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing employment agreements and other similar arrangements between us and our executive officers; and (4) appointing and overseeing any compensation consultants.

Our compensation committee consists of Mr. Demilio, Mr. Mottola and Dr. Schlesinger. Our board of directors has affirmatively determined that each member of the compensation committee meets applicable independence requirements for membership on a compensation committee in accordance with applicable rules of the NYSE. Our board of directors adopted a written charter for the compensation committee, which is available on our investor relations website, accessible through our principal websites at www.restorationhardware.com and www.rh.com.

Nominating Committee

The nominating committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; and (3) developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Our nominating committee consists of Mr. Mottola and Mr. Sternlicht. Our board of directors has affirmatively determined that each member of the nominating committee meets applicable independence requirements for membership on a nominating committee in accordance with applicable rules of the NYSE. Our board of directors adopted a written charter for the nominating committee, which is available on our investor relations website, accessible through our principal websites at www.restorationhardware.com and www.rh.com.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

In accordance with its charter, the nominating committee will consider candidates submitted by the Company’s stockholders, as well as candidates recommended by directors and management, for nomination to our board of directors. The nominating committee considers qualities in candidates such as the highest personal and professional integrity, demonstrated exceptional ability and judgment, broad experience in business, finance or administration, familiarity with the retail industry, ability to serve the long-term interests of the Company’s stockholders and sufficient time available to devote to the affairs of the Company. The nominating committee further reviews and assesses the activities and associations of each candidate to ensure there is no legal impediment, conflict of interest, or other consideration that might hinder or prevent service on our board of directors. In making its selection, the nominating committee bears in mind that the foremost responsibility of a director of a company is to represent the interests of the stockholders as a whole.

“Election of Directors—Nominees for Director” below includes the key individual attributes, experience and skills of each of the director nominees submitted for election under Proposal 1 that led to the conclusion that each director should serve as a member of our board of directors at this time.

Stockholder Proposals for Nominees

In accordance with its charter, the nominating committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information set forth in the nominating committee’s charter regarding director nominations. The nominating committee will apply the same criteria for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the nominating committee at next year’s annual meeting of stockholders, submissions by stockholders must be submitted in writing and must be received by the Corporate Secretary between January 15, 2015 and February 14, 2015 to ensure adequate time for meaningful consideration by the nominating committee. Each submission must include the following information:

•	the candidate’s name, age, business address and residence address;

•

the candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years;

•	the class and number of shares of the Company which are beneficially owned by the candidate;

•	any potential conflicts of interest that might prevent or otherwise limit the candidate from service as an effective member;

•	any other information pertinent to the qualification of the candidate;

•	the name and record address of the stockholder making the recommendation; and

•

the class and number of shares of the Company which are beneficially owned by such stockholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to our board of directors for next year’s annual meeting is described in this proxy statement under “Additional Information—Stockholder Proposals for the 2015 Annual Meeting.”

Contacting the Board

Any stockholder or any other interested party who wishes to communicate directly with (i) our entire board of directors (ii) the non-management directors as a group or (iii) the Lead Independent Director, may do so by corresponding with the Lead Independent Director at the following address: Lead Independent Director, Restoration Hardware Holdings, Inc., Legal Dept., 15 Koch Road, Suite J, Bldg. D, Corte Madera, CA 94925, Attn: Corporate Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors, three of whom, the Class II directors, are nominated and standing for election at the Annual Meeting. Each director is elected to serve a three-year term.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to the Company cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by our board of directors. Alternatively, our board of directors may reduce the size of our board of directors. Each nominee has consented to serve as a director if elected, and our board of directors does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the expiration of the three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Director

Our board of directors has nominated the following nominees listed below to serve as Class II directors for the term beginning at the Annual Meeting. The names of each nominee for director, their ages as of May 5, 2014, and other information about each nominee are shown below.

Nominee	Age	Director Since
Katie Mitic	44	2013
Thomas Mottola	65	2009
Barry Sternlicht	53	2009

Katie Mitic was appointed to our board of directors on October 28, 2013. Ms. Mitic is the Founder and Chief Executive Officer of Sitch, Inc., previously called Three Koi Labs, a mobile services start-up company formed in August 2012. From August 2010 to August 2012, Ms. Mitic served as Director of Platform & Mobile Marketing for Facebook, Inc., a social networking service. From June 2009 to July 2010, Ms. Mitic served as Senior Vice President, Product Marketing of Palm, Inc., a smartphone manufacturer. From May 2008 to June 2009, Ms. Mitic was an Executive-in-Residence at Elevation Partners, a private equity firm focused on the media and entertainment industries. From December 2006 to February 2008, Ms. Mitic served as Chief Operating Officer of Skyrider Inc., a developer of online peer-to-peer networking solutions. She also serves on the board of directors of Special Olympics International, and on the board of directors, compensation committee and nominating and governance committee of eBay, Inc., a Nasdaq-listed global commerce and payments company. Ms. Mitic holds a B.A. degree in Economics from Stanford University and an M.B.A. degree from Harvard Business School. Ms. Mitic was selected to our board of directors because of her extensive experience as a leader and entrepreneur obtained from her experience with major global consumer-facing technology companies.

Thomas Mottola was appointed to our board of directors on November 1, 2012. In 2003, Mr. Mottola founded The Mottola Company, a company specializing in multimedia, entertainment, communications, branding, licensing and consulting, and has been its Chairman and Chief Executive Officer since that time. From 1993 to 2003, Mr. Mottola served as Chairman and Chief Executive Officer of Sony Music Entertainment, Inc., a global recording music company. Prior to becoming Chief Executive Officer of Sony, he served as its President from 1988 to 1993. He has served on the board of directors of ONE World Enterprises since 2010. Mr. Mottola is widely known for signing and developing the careers of major recording artists, including Celine Dion, Mariah Carey, Beyoncé, Jennifer Lopez, Ricky Martin, Gloria Estefan, Shakira, the Dixie Chicks, Marc Anthony, Barbra Streisand, Bruce Springsteen, Billy Joel and Harry Connick Jr., among many others. Mr. Mottola has served on the boards of the National Center for Missing and Exploited Children, the Police Athletic League, T.J. Martell

Foundation for Cancer, Leukemia and AIDS Research and the Rock and Roll Hall of Fame Foundation and Museum. Mr. Mottola’s extensive experience as a senior executive and director of a major branded consumer company provides us with business and leadership insight.

Barry Sternlicht was appointed to our board of directors on November 1, 2012. Mr. Sternlicht has been the Chairman and Chief Executive Officer of Starwood Capital Group since its formation in 1991. He has been the Chairman of the Board of Directors and the Chief Executive Officer of Starwood Property Trust, Inc., an NYSE-listed company, since its formation in 2009. Mr. Sternlicht also serves as the Chairman of the Board of Trustees of Starwood Waypoint Residential Trust, an NYSE-listed company. From 1995 through early 2005, he was the Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc., an NYSE-listed company he founded in 1995. Mr. Sternlicht is the Chairman of the Board of Baccarat, S.A., an NYSE Euronext Paris-listed crystal manufacturer. He also serves on the Boards of Directors of The Estée Lauder Companies and Tri Pointe Homes. Mr. Sternlicht is a Trustee of Brown University. He serves as Chairman of the Board of The Robin Hood Foundation and is on the boards of the Pension Real Estate Association (PREA), the Real Estate Roundtable, the Dreamland Film & Performing Arts Center, and the Executive Advisory Board of Americans for the Arts Organization. Mr. Sternlicht is a member of the World Presidents Organization. Mr. Sternlicht received his B.A. from Brown University. He later earned his M.B.A. from Harvard Business School. Mr. Sternlicht’s extensive experience as a chief executive officer and director of a private investment firm and other publicly traded entities provides the board with leadership and financial expertise.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF

EACH OF THE THREE NOMINATED DIRECTORS.

PROPOSAL 2

ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

Under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), newly public emerging growth companies are allowed to gradually “phase-in” certain disclosure and other requirements for as many as five years, including with respect to conducting an advisory vote on executive compensation (i.e., a “say-on-pay” vote). While we are currently exempt from conducting a “say-on-pay” vote, we are required to provide stockholders with the opportunity to cast an advisory vote on how often we should include a say-on-pay vote (i.e., a “say-on-frequency” vote) in our proxy materials for future annual stockholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). The Dodd-Frank Act of 2010 requires that we hold a say-on-frequency vote at least once every six years.

Under this proposal, our stockholders may cast a non-binding advisory vote on whether they would prefer that we conduct a say-on-pay vote every year, every two years or every three years.

We believe that say-on-pay vote should be conducted every three years, for the reasons stated below.

A three-year vote cycle for say-on-pay will provide stockholders with the necessary time to evaluate the effectiveness of our executive compensation program in relation to our long-term performance and business results and avoid over-emphasis on short-term variations in compensation and on our performance and business results. A three-year cycle will also give our board of directors and our compensation committee an appropriate time frame to thoughtfully consider and evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote, and to implement any desired changes.

Vote Required

This proposal on the frequency of future advisory say-on-pay votes is advisory only and will not be binding on the Company. In voting on this proposal, you will be able to indicate your preference regarding the frequency of future say-on-pay votes by specifying a choice of one year, two years or three years. If you do not have a preference regarding the frequency of future say-on-pay votes, you should abstain from voting on the proposal. Stockholders are not voting to approve or disapprove the recommendation of our board of directors. A plurality of the votes cast will determine the stockholders’ preferred frequency for holding an advisory vote on executive compensation. This means that the alternative for holding an advisory vote every year, every two years, or every three years receiving the greatest number of votes will be the preferred frequency of the stockholders. Broker non-votes and abstentions are not counted for purposes of this proposal.

THE BOARD RECOMMENDS A VOTE FOR HOLDING AN ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS EVERY THREE YEARS.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PwC as the Company’s principal independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal 2014. The audit committee has decided to submit its selection of independent audit firm to stockholders for ratification. In the event that this appointment of PwC is not ratified by a majority of votes cast, whether in person or by proxy, the audit committee will review its future selection of PwC as the Company’s independent registered public accounting firm.

The audit committee first approved PwC as our independent auditors in fiscal 2008.

Representatives of PwC are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm, PwC. These services and fees are also reviewed with the audit committee annually. In accordance with standard policy, PwC periodically rotates the individuals who are responsible for the Company’s audit.

In addition to performing the audit of the Company’s consolidated financial statements, PwC provided various other services during fiscal 2013 and fiscal 2012. The Company’s audit committee has determined that PwC’s provision of these services, which are described below, does not impair PwC’s independence from the Company. The aggregate fees billed for fiscal 2013 and fiscal 2012 for each of the following categories of services are as follows:

Fees Billed to the Company	FY 2013	FY 2012
Audit fees (1)	$1,247,261	$804,395
Audit related fees (2)	$243,238	$1,133,087
Tax fees (3)	$154,315	$109,700
All other fees (4)	—	—

Total fees	$1,644,814	$2,047,182

The categories in the above table have the definitions assigned under Item 9 of Schedule 14A promulgated under the Exchange Act, and these categories include in particular the following components:

(1)	“Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of the Company’s consolidated financial statements, consultation on matters that arise during a review or audit, and review of SEC filings.

(2)	“Audit related fees” include fees which are for assurance and related services other than those included in audit fees above. These services were primarily related to equity offerings.

(3)	“Tax fees” include fees for tax compliance and advice.

(4)	“All other fees” include fees for all other non-audit services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by the audit committee in accordance with the audit committee’s pre-approval policy.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Company’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements for the year ended February 1, 2014 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”).

2. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (United States).

3. The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence from the Company.

4. Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the board of directors for the fiscal year ended February 1, 2014.

Mark Demilio                     Katie Mitic                     Thomas Mottola

MANAGEMENT

Below is a list of the names and ages, as of May 5, 2014, of the following persons and a description of the business experience of each of them.

Directors and Executive Officers	Age	Position
Gary Friedman	56	Chairman and Chief Executive Officer
Karen Boone	40	Chief Financial and Administrative Officer
Ken Dunaj	47	Chief Operating Officer
Carlos Alberini	58	Director
Eri Chaya	40	Director
J. Michael Chu	56	Director
Mark Demilio	58	Director
Katie Mitic	44	Director
Thomas Mottola	65	Director (Lead Independent Director)
Leonard Schlesinger	61	Director
Barry Sternlicht	53	Director

Executive Officers

Gary Friedman is Chairman of the Board and Chief Executive Officer of the Company. From July 2013 to January 2014, Mr. Friedman served as Co-Chief Executive Officer with Mr. Alberini, and from October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis. Mr. Friedman served as our Chairman and Co-Chief Executive Officer from June 2010 to October 2012 and as our Chief Executive Officer from March 2001 to June 2010. He served on our board of directors from March 2001 to October 2012. Prior to joining us, from 1988 to 2001, Mr. Friedman worked for Williams-Sonoma, Inc., a specialty retailer of products for the home, where he served in various capacities, including as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer and President of Retail Stores from 1995 to 2000 and as Executive Vice President and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 1995. Prior to joining Williams-Sonoma, Mr. Friedman spent eleven years with Gap, Inc., a specialty retailer, in various management positions. Mr. Friedman was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, home furnishing merchandise and branded consumer goods, sales and distribution and leadership of complex organizations.

Karen Boone joined us as our Chief Financial Officer in June 2012 and currently serves as our Chief Financial and Administrative Officer. From December 1996 to June 2012, Ms. Boone worked for Deloitte & Touche LLP, an accounting and consulting firm, where she most recently served as an audit partner. Before becoming an audit partner in 2010, she served as a senior manager in Deloitte’s audit practice from 2005 to 2010 and as a manager from 2002 to 2005. Her entire career at Deloitte was spent specializing in service to retail and consumer products companies.

Ken Dunaj has served as our Chief Operating Officer since May 2006. From August 2005 to May 2006, Mr. Dunaj served as Senior Vice President, Global Logistics, for Williams-Sonoma, Inc., a specialty retailer of products for the home. From September 2000 to August 2005, Mr. Dunaj held various other positions at Williams-Sonoma, including Vice President, Distribution. Prior to joining Williams-Sonoma, Mr. Dunaj held various positions at Toys “R” Us, Inc., Genesis Direct, Inc., Reebok International Ltd. and NIKE, Inc.

Directors

We believe our board of directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: retail merchandising; marketing and advertising; furniture and consumer goods; sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people management; and board practices of other major corporations. We believe that all our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in the individual biographies below, or above in the case of our Chief Executive Officer.

Carlos Alberini has served as a director since June 2012. Mr. Alberini served as our Co-Chief Executive Officer from June 2010 through October 2012 and from July 2013 through January 2014, and he served as our sole Chief Executive Officer from October 2012 through July 2013. Mr. Alberini has served as the Chairman and Chief Executive Officer of Lucky Brand since February 2014. Mr. Alberini was President and Chief Operating Officer of Guess?, Inc., an NYSE-listed specialty retailer of apparel and accessories, from December 2000 to June 2010. From May 2006 to July 2006, Mr. Alberini served as Interim Chief Financial Officer of Guess. Mr. Alberini served as a member of the board of directors of Guess from December 2000 to September 2011. From October 1996 to December 2000, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP, an audit firm. Mr. Alberini was selected to our board of directors because he possesses particular knowledge and experience in retail and merchandising, branded consumer goods, accounting, financing and capital finance, board practices of other large retail companies and leadership of complex organizations.

Eri Chaya was appointed to our board of directors on November 1, 2012. Ms. Chaya has served as our Chief Creative Officer since April 2008. Before becoming our Chief Creative Officer, Ms. Chaya was our Vice President of Creative, beginning in July 2006. From February 2004 to June 2006, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency. From May 2000 to February 2004, Ms. Chaya was a creative director at Banana Republic, a clothing retailer. Ms. Chaya was selected to our board of directors because she possesses particular knowledge and experience in product development, marketing, advertising and design.

J. Michael Chu was appointed to our board of directors in June 2008. Mr. Chu serves as a Managing Partner of Catterton Partners, a private equity firm he co-founded in 1989. Mr. Chu serves on the board of directors of Baccarat S.A., an NYSE Euronext Paris-listed crystal manufacturer, as well as on the boards of directors of several private companies. From August 2012 to February 2014, Mr. Chu served on the board of directors of Bloomin’ Brands, Inc., a Nasdaq-listed restaurant business. Additionally, from December 2010 to June 2012, Mr. Chu served on the board of directors of Noodles & Company, which became a Nasdaq-listed company in June 2013. Prior to forming Catterton Partners, Mr. Chu held a variety of senior management positions with The First Pacific Company and its various subsidiaries, including as Vice President and Corporate Treasurer of First Pacific in Hong Kong, and as Chief Financial Officer and Chief Operating Officer of various operating companies owned or controlled by First Pacific in both the United States and Europe. First Pacific is a Hong Kong publicly listed investment and management company where he was employed from 1983 to 1989. Prior to First Pacific, he was Assistant Treasurer at Allied Bank International from 1980 to 1983. Mr. Chu was selected to our board because he possesses particular knowledge and experience both in the United States and globally in supporting high-growth consumer businesses.

Mark Demilio has served as a member of our board of directors since September 2009. Mr. Demilio has been a member of the board of directors of Cosi, Inc., a Nasdaq-listed national restaurant chain, since April 2004 and currently serves on its audit committee and as Chairman of its compensation committee. He served as Chairman of the board of directors of Cosi from March 2010 to December 2011 and again from June 2013 to March 2014, and served as interim Chief Executive Officer of Cosi from September 2011 to December 2011. From April 2004 until he was named Chairman of the board of directors of Cosi, Mr. Demilio served as Chairman of Cosi’s audit committee. Since February 2014, Mr. Demilio has served as a member of the board of directors and Chairman of the audit committee of The Paslin Company, a private company that designs, assembles and integrates robotic assembly lines for the automotive industry. From December 2000 until his retirement in October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a Nasdaq-listed managed specialty healthcare company that managed the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. Mr. Demilio has also been the General Counsel for Magellan Health Service, the Chief Financial Officer and General Counsel of Youth Services International, Inc., an attorney specializing in corporate and securities law with the law firms of Miles & Stockbridge and Piper & Marbury, a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen LLP. Mr. Demilio was selected to our board of directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

Katie Mitic was appointed to our board of directors on October 28, 2013. Ms. Mitic is the Founder and Chief Executive Officer of Sitch, Inc., previously called Three Koi Labs, a mobile services start-up company formed in August 2012. From August 2010 to August 2012, Ms. Mitic served as Director of Platform & Mobile Marketing for Facebook, Inc., a social networking service. From June 2009 to July 2010, Ms. Mitic served as Senior Vice President, Product Marketing of Palm, Inc., a smartphone manufacturer. From May 2008 to June 2009, Ms. Mitic was an Executive-in-Residence at Elevation Partners, a private equity firm focused on the media and entertainment industries. From December 2006 to February 2008, Ms. Mitic served as Chief Operating Officer of Skyrider Inc., a developer of online peer-to-peer networking solutions. She also serves on the board of directors of Special Olympics International, and on the board of directors, compensation committee and nominating and governance committee of eBay, Inc., a Nasdaq-listed global commerce and payments company. Ms. Mitic holds a B.A. degree in Economics from Stanford University and an M.B.A. degree from Harvard Business School. Ms. Mitic was selected to our board of directors because of her extensive experience as a leader and entrepreneur obtained from her experience with major global consumer-facing technology companies.

Thomas Mottola was appointed to our board of directors on November 1, 2012. In 2003, Mr. Mottola founded The Mottola Company, a company specializing in multimedia, entertainment, communications, branding, licensing and consulting, and has been its Chairman and Chief Executive Officer since that time. From 1993 to 2003, Mr. Mottola served as Chairman and Chief Executive Officer of Sony Music Entertainment, Inc., a global recording music company. Prior to becoming Chief Executive Officer of Sony, he served as its President from 1988 to 1993. He has served on the board of directors of ONE World Enterprises since 2010. Mr. Mottola is widely known for signing and developing the careers of major recording artists, including Celine Dion, Mariah Carey, Beyoncé, Jennifer Lopez, Ricky Martin, Gloria Estefan, Shakira, the Dixie Chicks, Marc Anthony, Barbra Streisand, Bruce Springsteen, Billy Joel and Harry Connick Jr., among many others. Mr. Mottola has served on the boards of the National Center for Missing and Exploited Children, the Police Athletic League, T.J. Martell Foundation for Cancer, Leukemia and AIDS Research and the Rock and Roll Hall of Fame Foundation and Museum. Mr. Mottola’s extensive experience as a senior executive and director of a major branded consumer company provides us with business and leadership insight.

Leonard Schlesinger was appointed to our board of directors on April 22, 2014. Dr. Schlesinger has served as the Baker Foundation Professor of Business Administration at Harvard Business School, a role he returned to in July 2013 after having served as the President of Babson College from July 2008 until July 2013 and having held various positions at public and private companies. From 1999 to 2007, Dr. Schlesinger held various executive positions at Limited Brands, Inc. (now L Brands, Inc.), an NYSE-listed company, including Vice Chairman of the board of directors and Chief Operating Officer. While at Limited Brands, he was responsible for the operational and financial functions across the enterprise including Express, Limited Stores, Victoria’s Secret Beauty, Bath and Body Works, C.O. Bigelow, Henri Bendel and the White Barn Candle Company. Dr. Schlesinger also previously served as Executive Vice President and Chief Operating Officer at Au Bon Pain Co., Inc. and as a director of numerous public and private retail, consumer products and technology companies. He has served as a member of the board of directors of Demandware, Inc., an NYSE-listed cloud-based digital commerce solutions company, since September 2013. Dr. Schlesinger has also held leadership roles at leading MBA and executive education programs and other academic institutions, including twenty years at Harvard

Business School where he served as the George Fisher Baker Jr. Professor of Business Administration. Dr. Schlesinger holds a Doctor of Business Administration from Harvard Business School, an MBA from Columbia University and a Bachelor of Arts in American Civilization from Brown University. Dr. Schlesinger’s extensive experience at numerous private and public retail companies provides the board with valuable operational, financial and business expertise.

Barry Sternlicht was appointed to our board of directors on November 1, 2012. Mr. Sternlicht has been the Chairman and Chief Executive Officer of Starwood Capital Group since its formation in 1991. He has been the Chairman of the Board of Directors and the Chief Executive Officer of Starwood Property Trust, Inc., an NYSE-listed company, since its formation in 2009. Mr. Sternlicht also serves as the Chairman of the Board of Trustees of Starwood Waypoint Residential Trust, an NYSE-listed company. From 1995 through early 2005, he was the Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc., an NYSE-listed company he founded in 1995. Mr. Sternlicht is the Chairman of the Board of Baccarat, S.A., an NYSE Euronext Paris-listed crystal manufacturer. He also serves on the Board of Directors of The Estée Lauder Companies and Tri Pointe Homes. Mr. Sternlicht is a Trustee of Brown University. He serves as Chairman of the Board of The Robin Hood Foundation and is on the boards of the Pension Real Estate Association (PREA), the Real Estate Roundtable, the Dreamland Film & Performing Arts Center, and the Executive Advisory Board of Americans for the Arts Organization. Mr. Sternlicht is a member of the World Presidents Organization. Mr. Sternlicht received his B.A. from Brown University. He later earned his M.B.A. from Harvard Business School. Mr. Sternlicht’s extensive experience as a chief executive officer and director of a private investment firm and other publicly traded entities provides the board with leadership and financial expertise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 5, 2014, regarding the beneficial ownership of our common stock:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors;

•	each of our selling stockholders; and

•	all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable or that vest within 60 days of May 5, 2014 are deemed to be outstanding and beneficially owned by the person holding such options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 39,373,425 shares of common stock outstanding as of May 5, 2014. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Restoration Hardware Holdings, Inc., 15 Koch Road, Suite J, Corte Madera, CA 94925.

Name	Number	Percent
5% Stockholders:
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street, Baltimore, MD 21201	4,736,720	12.0%
FMR LLC (2) 245 Summer Street, Boston, MA 02210	2,572,200	6.5%
Executive Officers and Directors
Gary Friedman (3)	6,285,385	14.5%
Carlos Alberini (4)	1,032,855	2.6%
Karen Boone (5)	172,876	*
Ken Dunaj (6)	126,980	*
Eri Chaya (7)	139,645	*
J. Michael Chu	—	*
Mark Demilio (8)	45,525	*
Katie Mitic (9)	1,786	*
Thomas Mottola (10)	174,568	*
Leonard Schlesinger (11)	821	*
Barry Sternlicht (12)	215,168	*

All current executive officers and directors as a group (11 persons)	8,195,609	18.8%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Based on the Schedule 13G/A filed on February 10, 2014 by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. T. Rowe Price Associates, Inc. has beneficial ownership as to all such shares of common stock and has the sole voting power with respect to 874,700 shares of common stock. T. Rowe Price New Horizons Fund, Inc., has beneficial ownership of, and sole voting power with respect to, 3,103,400 shares of common stock.

(2)	Based on the Schedule 13G filed on February 14, 2014 by FMR LLC and Edward C. Johnson 3d. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company, have beneficial ownership of, and sole voting power with respect to, all such shares.
(3)	Includes 3,976,826 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2014. As of May 5, 2014, certain of these options are subject to selling restrictions.
(4)	Includes 251,414 shares of common stock held by the Carlos E. Alberini Family Trust dated November 1, 2012, of which Mr. Alberini is a trustee.
(5)	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2014. As of May 5, 2014, certain of these options are subject to selling restrictions.
(6)	Includes 71,700 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2014. As of May 5, 2014, all of these options are subject to selling restrictions.
(7)	Includes 95,600 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2014. As of May 5, 2014, certain of these options are subject to selling restrictions.
(8)	Includes 17,019 shares of common stock held by Mr. Demilio’s family trust. Includes 1,627 shares of restricted common stock that vest on September 9, 2014.
(9)	Represents shares of restricted common stock that will vest on October 28, 2014.
(10)	Includes 1,627 shares of restricted common stock that will vest on September 9, 2014 and 4,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 5, 2014.
(11)	Represents shares of restricted common stock that will vest on September 9, 2014.
(12)	Includes 208,333 held by JAWS Capital LP, an entity controlled by Mr. Sternlicht. Includes 1,627 shares of restricted common stock that will vest on September 9, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires the Company’s directors, executive officers and any persons who own more than 10% of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Except as set forth herein, based solely on its review of the copies of such forms furnished to the Company and written representations from the directors and executive officers, the Company believes that all Section 16(a) filing requirements were met in fiscal 2013. On September 13, 2013, Forms 4 for Mr. Demilio, Mr. Mottola and Mr. Sternlicht were inadvertently filed two days late with respect to transactions that occurred on September 9, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Company believes that compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and linked to specific, measurable results intended to create value for stockholders. Consistent with linking pay with performance, in fiscal 2013:

•

our compensation committee set adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets for the annual bonuses payable to our named executive officers under our Management Incentive Plan for fiscal 2013; and

•	our named executive officers earned bonuses in fiscal 2013 based on up to 130% corporate achievement level

Introduction

The following discussion and analysis of compensation arrangements of our named executive officers identified below for fiscal 2013 should be read together with the compensation tables and related disclosures set forth below.

We refer to the following individuals as our “named executive officers” for fiscal 2013:

Name	Title
Gary Friedman	Chairman and Chief Executive Officer
Karen Boone	Chief Financial and Administrative Officer
Ken Dunaj Carlos Alberini	Chief Operating Officer Former Co-Chief Executive Officer(1)

(1)	Mr. Alberini resigned as our Co-Chief Executive Officer effective January 31, 2014.

Our board of directors has established a compensation committee that is responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. In connection with executive compensation, the role of the compensation committee is to, among other things:

•

annually review and approve the Company’s corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer’s performance in light of such goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation, to the extent not otherwise determined by an existing employment agreement or arrangement approved by the board and/or the committee;

•

annually review, and if appropriate, approve (or make recommendation to the board of directors regarding the approval of) the following, with respect to the Company’s executive officers: (i) annual base salary levels, (ii) annual incentive compensation levels, (iii) long-term incentive compensation levels, and (iv) any supplemental or special benefits; and

•	ensure appropriate overall corporate performance measures and goals are set and determine the extent that established goals have been achieved and any related compensation earned.

Overview of Compensation Program and Philosophy

Our compensation program is intended to support the achievement of our annual and long-term strategic goals by attracting and rewarding employees for superior results. Such a program aligns our named executive officers’ interests with those of the equity holders by rewarding performance that reaches or exceeds established goals, with the ultimate objective of improving company value.

To that end, we evaluate both performance and compensation of our named executive officers to ensure that our Company maintains its ability to attract and retain talented senior management on a long-term basis, motivates our named executive officers to achieve our annual and long-term operating and strategic goals, aligns the interests of our named executive officers with the interests of the Company and its stockholders, and encourage our named executive officers to balance the management of long-term risks and long-term performance with annual performance.

This compensation philosophy guides the compensation committee in assessing the compensation to be paid to our named executive officers. The compensation committee endeavors to ensure that the total compensation paid to named executive officers is fair, reasonable, competitive and consistent with our compensation philosophy. This compensation philosophy also guides the compensation committee as to the proper allocation between current cash compensation in the form of annual base salary, short-term compensation in the form of performance-based annual cash incentives and long-term compensation in the form of long-term equity-based compensation.

In determining the particular elements of compensation for fiscal 2013, the compensation committee took into consideration a number of factors related to our performance, such as our adjusted EBITDA and revenue growth, as well as competitive practices among peer companies.

Role of Senior Management in Compensation Decisions

With regard to the compensation paid to each named executive officer other than our Chief Executive Officer, we have on an annual basis reviewed with our Chief Executive Officer the compensation paid to each such other named executive officer during the past year, and the Chief Executive Officer has submitted to the compensation committee his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the compensation committee took such action regarding such compensation as it deemed appropriate, including either approving compensation in an amount the compensation committee deemed reasonable or submitting to the board of directors for approval its recommendation regarding the compensation to be paid to such named executive officers. The Chief Executive Officer plays a significant role in the compensation-setting process for the other named executive officers by:

•	evaluating employee performance;

•	recommending business performance targets and establishing objectives; and

•	recommending salary levels, bonuses and stock awards.

Executive Compensation Components

In determining our named executive officers’ compensation program, the compensation committee considers how each component motivates performance and promotes retention and sound long-term decision-making.

The principal components of our compensation program for the named executive officers are:

Compensation Elements	Objectives

• Annual base salary	Compensate for services rendered during the fiscal year.

• Performance-based annual cash incentives	Motivate and reward our named executive officers for specific annual financial and/or operational goals and objectives.

• Long-term equity incentive compensation	Attract and retain our named executive officers and align the financial rewards paid to our named executive officers with our long-term performance.

• Perquisites and other personal benefits	Provide a competitive level of perquisites to better enable us to attract and retain superior employees for key positions.

• Employment agreements; severance and change of control benefits	Promote stability and continuity of senior management.

We discuss each of these components in more detail below.

Base Salary

We provide our named executive officers with an annual base salary to compensate them for services rendered during the fiscal year. The base salary for each of the named executive officers is guided by the salary levels for comparable positions in the industry, as well as such individual’s personal performance, responsibilities and internal alignment considerations. The relative weight given to each factor is not specifically quantified and varies with each individual at the compensation committee’s discretion.

Each named executive officer’s base salary is typically reviewed annually and is adjusted from time to time on the basis of (i) the compensation committee’s evaluation of the executive officer’s personal performance for the year, (ii) the recommendations of our Chief Executive Officer (other than with respect to the Chief Executive Officer’s base salary), and (iii) the competitive marketplace for executives in comparable positions.

The performance and profitability of our Company also may be a factor in determining the base salaries for the named executive officers, as well as increases in the base salaries for the executive officers. In addition, increases in base salaries for an executive officer have been approved in the past by the compensation committee as a result of an individual’s performance or increases in the executive officer’s responsibilities. Further, in certain cases the compensation committee has approved, as part of an executive officer’s initial employment arrangement with us, a pre-determined increase in the executive officer’s base salary in a later year.

Performance-Based Annual Cash Incentives

We have adopted a Management Incentive Program, or “MIP,” which is a cash based-incentive compensation program designed to motivate and reward annual performance for eligible employees, including our named executive officers. The compensation committee considers annually whether MIP bonus targets should be established for the year and, if so, approves the group of employees eligible to participate in the MIP for that year. The MIP includes various incentive levels based on the participant’s position. Cash bonuses under the MIP have the effect of linking a significant portion of the named executive officers’ total cash compensation to our overall performance.

The MIP bonus for our named executive officers is based on the achievement of financial objectives, rather than individual performance, in order to focus the entire senior management team on the attainment of such financial objectives. Each named executive officer is provided a target bonus amount which is equal to a percentage of such officer’s annual base salary. The target bonus amount is based on the Company meeting the 100% achievement level for the relevant financial objectives. The exact amount of the bonus payable under the MIP is based on the level of achievement of such financial objectives, with the bonus amount increasing for each named executive officer as a percentage of such officer’s base salary to the extent the achievement of such financial objectives for the fiscal year exceeds the 100% achievement level, and with the bonus amount decreasing as a percentage of base salary to the extent the achievement of such financial objectives for the fiscal year is below the 100% achievement level (but above the minimum achievement level). The compensation committee also may adopt separate minimum or maximum payout amounts for certain individuals under the MIP. No bonuses are paid under the MIP unless we meet the threshold of at least a 20% achievement level.

The compensation committee sets the financial objectives each year under the MIP and the payment and amount of any bonus is dependent upon whether we achieve the minimum financial objectives under the MIP. The compensation committee generally establishes financial objectives for our Company that it believes can be reasonably achieved with strong performance over the fiscal year. The compensation committee historically has set the target performance levels based upon our achievement of specified company results with respect to adjusted EBITDA, subject to the compensation committee’s oversight and modification of those levels. Minimum levels are set below the target level. In making the determination of minimum and target levels, the compensation committee may consider the specific circumstances facing our Company during the year and our strategic plan for the year. Although there is currently no maximum payout amount under the MIP, the compensation committee retains wide discretion to both interpret the MIP’s performance objectives and to limit the amount paid under the MIP. The compensation committee also retains discretion to adjust performance objectives after adoption of the MIP. The compensation committee further retains the right to exclude extraordinary charges or other special circumstances in determining whether our performance objectives were met during any particular fiscal year. The compensation committee exercises such discretion based on its business judgment and the experience and familiarity of its members with both recurring and extraordinary factors affecting performance of companies in our industry of a similar scale to ours. Accordingly, for purposes of determining whether certain MIP goals have been met, the compensation committee may determine to exclude from the calculation isolated items that the compensation committee does not believe are indicative of future Company performance or other items that the compensation committee does not believe should impact the amount of the bonuses paid to employees under the MIP. The compensation committee may consult with our board of directors or seek ratification from our board of directors with respect to interpretations of the terms of the MIP.

We define EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense and provision for income taxes. In accordance with the terms of the MIP, our adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including non-cash or other items that we do not consider representative of our ongoing operating performance, as discussed in more detail in the section entitled “Selected Historical Consolidated Financial and Operating Data” contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

As indicated above, Mr. Friedman became a Co-Chief Executive Officer effective July 2, 2013. In accordance with his employment agreement, Mr. Friedman’s bonus opportunity for fiscal 2013 was based on (i) his base salary approved in July 2013, (ii) the same bonus criteria and milestones that have been established with respect to Mr. Alberini, our former Co-Chief Executive Officer, and (iii) a full year bonus opportunity without any pro-ration for a partial year of service inasmuch as Mr. Friedman has been providing services to the Company prior to his appointment as a Co-Chief Executive Officer.

For fiscal 2013, the target bonus amount under the MIP for Mr. Friedman and Mr. Alberini was 100% of annual base salary, and the maximum bonus that Mr. Friedman and Mr. Alberini could have received under the MIP for fiscal 2013 was 125% of annual base salary. The target bonus amount under the MIP for fiscal 2013 for Ms. Boone and Mr. Dunaj was 50% of annual base salary, and the compensation committee determined that the maximum bonus that Mr. Dunaj could have received under the MIP was 100% of annual base salary and that Ms. Boone’s MIP bonus amount for fiscal 2013 was not subject to a maximum amount.

The following table sets forth the bonuses payable under the MIP in fiscal 2013 to Mr. Friedman, Ms. Boone and Mr. Dunaj at the 0% achievement level, the 20% achievement level and the 200% achievement level:

	Bonus as a Percentage of Base Salary
Achievement Level	Gary Friedman	Karen Boone	Ken Dunaj
0%	—	—	—
20%	20%	10%	10%
100%	100%	50%	50%
200%	125%	100%	100%

As a result of his resignation as Co-Chief Executive Officer of the Company, Mr. Alberini is not eligible to receive a cash bonus under the MIP for fiscal 2013.

For fiscal 2013, the compensation committee determined that the Company reached the 130% achievement level with respect to the Company’s financial objectives. Accordingly, the bonuses earned under the MIP for our named executive officers were as follows:

Name	Bonus Earned for Fiscal 2013 under the MIP	Bonus Earned as Percentage of Base Salary (1)
Gary Friedman	$1,562,500	125%
Karen Boone	$318,250	65%
Ken Dunaj	$369,375	65%

(1)	The maximum bonus amount that Mr. Friedman was entitled to receive under the MIP for fiscal 2013 was 125% of his then effective base salary.

As indicated above, in accordance with his employment agreement, Mr. Friedman’s bonus opportunity for fiscal 2013 was a full year bonus opportunity based on his base salary approved in July 2013, without any pro-ration for a partial year of service inasmuch as Mr. Friedman had been providing services to the Company prior to his appointment as a Co-Chief Executive Officer.

The compensation committee has determined that for fiscal 2014, target financial objectives under the MIP will be based on adjusted income before taxes rather than adjusted EBITDA in order to more closely align bonus amounts with the financial measure currently used by Company management to evaluate the Company’s financial results. We define adjusted income before taxes as consolidated income before taxes, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our ongoing operating performance.

For fiscal 2014, the MIP bonus scale as a percentage of base salary for each of Mr. Friedman, Ms. Boone and Mr. Dunaj is consistent with the fiscal 2013 MIP bonus scale, except that Mr. Friedman’s and Mr. Dunaj’s bonus amounts are not subject to a maximum payout amount.

Long-Term Equity Incentive Compensation.

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on our long-term goals.

In connection with our initial public offering in November 2012, common stock of the Company was issued in replacement of prior unit awards under the Team Resto Ownership Plan (the “Reorganization”). The Reorganization is further described under Certain Relationships and Related Party Transactions below. In connection with Reorganization, our board of directors adopted the Restoration Hardware 2012 Equity Replacement Plan, which we refer to as the Replacement Plan. At such time, all existing equity awards made to our named executive officers were replaced with awards granted under the Replacement Plan. A portion of the shares issued to our named executive officers under the Replacement Plan were fully vested, unrestricted shares.

In addition, a portion of the shares issued under the Replacement Plan are subject to selling restrictions whereby the holder may not sell the shares for a period of 20 years after our initial public offering, except that with respect to certain of these shares, such selling restrictions will lapse over time based on the named executive officer’s continued service in accordance with the dates set forth in the award agreement. If an executive officer’s service is terminated for certain reasons, we will have the right, for a period of 90 days following such termination, to repurchase any vested shares that remain subject to selling restrictions for their fair market value as of the repurchase date payable, in our sole discretion, either in cash or by an unsecured promissory note with a term of up to ten years. If we terminate an executive officer’s service as a result of his or her material breach of a Company agreement or policy, or his or her conviction for criminal acts, any vested shares that remain subject to selling restrictions shall be deemed reconveyed to the Company for no cash or other consideration, and we will be the legal and beneficial owner of such shares. If we terminate an executive officer’s service without cause, we will have the right, for a period of 90 days following such termination, to repurchase any vested shares that remain subject to selling restrictions for their fair market value as of the repurchase date payable in cash.

In connection with Mr. Alberini’s resignation as our Co-Chief Executive Officer, the Company repurchased on March 10, 2014, 238,290 shares then held by Mr. Alberini that were subject to time-based selling restrictions, at a purchase price of $65.06 per share, which was the closing sale price of the Company’s common stock on the New York Stock Exchange on the repurchase date. The repurchase price was paid through the issuance of an unsecured subordinated promissory note in the aggregate amount of $15.5 million. The promissory note has a term of eight years and accrues interest annually at a rate of 5%, with accrued interest payable annually by the Company. The principal amount of the promissory note is payable by the Company at maturity on March 10, 2022.

In addition, a portion of the shares issued under the Replacement Plan were unvested restricted shares issued to Mr. Friedman and Mr. Alberini in replacement of their “2X—3X” performance based units and unvested “3X—5X” performance based units. With respect to the 512,580 shares received by Mr. Friedman and Mr. Alberini in replacement of their 2X—3X performance-based units, such shares began to vest during the period following the initial public offering when the 10-day average closing price of the Company’s common stock exceeded the initial public offering price of $24.00 per share for 10 consecutive trading days, and such shares fully vested in fiscal 2013, when the 10-day average closing price of the Company’s common stock reached a price per share of $31.00 for 10 consecutive trading days. With respect to the 1,331,548 shares received by Mr. Friedman and Mr. Alberini in replacement of their 3X—5X performance-based units, such shares began to vest during the period following the initial public offering when the price of the Company’s common stock reached a 10-day average closing price per share of $31.00 for 10 consecutive trading days, and such shares fully vested in 2013, when the price of the Company’s common stock reached a 10-day average closing price per share of $46.50 for 10 consecutive trading days.

In connection with our initial public offering, we also granted under the Restoration Hardware 2012 Stock Option Plan, which we refer to as the Option Plan, new stock option awards to Mr. Friedman to purchase 2,976,826 shares of our common stock and to Mr. Alberini to purchase 2,976,826 shares of our common stock, each at an exercise price per share of $46.50. These options are fully vested, and the underlying shares are subject to stock price performance-based selling restrictions, which, subject to continuous service, lapsed with respect to 1/12th of the shares when the ten-day trailing average price of the Company’s common stock exceeded

$50.75, $57.00, $63.25 and $69.25 per share, respectively, for at least ten consecutive trading days, and which will lapse with respect to additional 1/12ths of the shares when the ten-day trailing average price of the Company’s common stock reaches a price per share of $75.00, $80.75, $86.25, $91.75, $96.75, $102.00, $106.75 and $111.25 for ten consecutive trading days, respectively. As of May 5, 2014, 1,984,551 of such options held by Mr. Friedman were still subject to selling restrictions. As of January 31, 2014, the effective date of Mr. Alberini’s resignation as our Co-Chief Executive Officer, 1,984,551 of such options held by Mr. Alberini were still subject to selling restrictions. All such options were forfeited by Mr. Alberini on March 10, 2014.

In addition, in connection with our initial public offering, we granted stock options to members of our management team at an exercise price of $24.00 for Ms. Boone, who had not previously been granted any equity in our Company, and at an exercise price of $29.00 per share for Mr. Dunaj, who had previously been granted equity in our Company. These options are fully vested, but the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, will lapse annually over the four-year period following the awards’ respective vesting commencement dates. These options were granted in order to continue to provide these named executive officers with incentive to build shareholder value over the long-term.

Awards granted at the time of our initial public offering were made under the Replacement Plan, the Option Plan and the Restoration Hardware 2012 Stock Incentive Plan, which we refer to as the 2012 Stock Incentive Plan. All awards made after our initial public offering are under the 2012 Stock Incentive Plan. No future awards will be made under the Replacement Plan or the Option Plan.

In July 2013, we granted new stock options to Mr. Friedman to purchase 1,000,000 shares of our common stock, with an exercise price of $75.43 per share. These options are fully vested, and the underlying shares are subject to time-based selling restrictions, which, subject to continuous service, will lapse in three equal installments on the third, fourth and fifth anniversaries of the grant date. These options were granted in connection with our appointment of Mr. Friedman as Chairman and Co-Chief Executive Officer in order to continue to provide Mr. Friedman with incentive to build shareholder value over the long term. No other awards were granted to our named executive officers in fiscal 2013.

In May 2014, we granted awards of restricted stock units and stock options to each of Ms. Boone and Mr. Dunaj. Ms. Boone received 25,000 restricted stock units and stock options to purchase 100,000 shares of our common stock at an exercise price of $61.30 per share. Mr. Dunaj received 50,000 restricted stock units and stock options to purchase 150,000 shares of our common stock at an exercise price of $61.30 per share. The restricted stock units granted to Ms. Boone and Mr. Dunaj vest in two installments, with 50% of the shares subject to the restricted stock units vesting in June 2017 and the remaining 50% of the shares subject to the restricted stock units vesting in June 2019, subject to continuous service by such named executive officer to the Company on the applicable vesting date. The stock options granted to Ms. Boone and Mr. Dunaj vest in five equal annual installments beginning in May 2015, subject to continuous service by such named executive officer to the Company on the applicable vesting date. These awards were granted in order to continue to provide these named executive officers with incentive to build shareholder value over the long-term.

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. All of our named executive officers are provided an automobile allowance. In addition, it has been our practice to provide key executive officers with relocation benefits in connection with their initial hiring by our Company. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its employees. However, named executive officers are eligible to participate in the Company’s 401(k) savings plan on the same terms and conditions as other Company employees. In addition, the named executive officers are eligible to participate in the Company’s group health and welfare plans on the same terms and conditions as other Company employees.

In addition, from time to time the compensation committee may approve cash bonuses outside of the MIP on a discretionary basis for reasons such as individual performance or in connection with an executive officer’s initial employment arrangement with the Company or other events, and such bonus awards may overlap with bonus awards paid under the MIP. For fiscal 2013, Ms. Boone received a discretionary bonus of $200,000.

Employment Agreements; Severance Benefits

We have entered into agreements with certain key employees providing severance benefits in the event of termination, including certain of the named executive officers. These severance protection agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments that would be payable under such agreements for the named executive officers is provided under the heading “Potential Payments Upon Termination and Change in Control” below. In the event that any termination payments made to our Chief Executive Officer are deemed under Section 280G of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to constitute excess parachute payments subject to an excise tax, then such payments with be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such payments being subject to the excise tax and our Chief Executive Officer will receive the greater, on an after-tax basis, of (i) or (ii) above, as determined by an independent accountant or tax advisor selected by our Chief Executive Officer and paid for by the Company.

Total Compensation

In making decisions with respect to any element of a named executive officer’s compensation, the compensation committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term equity incentive compensation. In addition, in reviewing and approving employment agreements for the named executive officers, the compensation committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The compensation committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Compensation Committee Review of Compensation

The compensation committee reviews compensation elements and amounts for named executive officers on an annual basis, at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require.

During fiscal 2013, management consulted Compensia, Inc. (“Compensia”), a compensation consultant, in connection with the compensation committee’s review of executive and non-management director compensation at our Company. Compensia conducted a marketplace review of total compensation levels for the senior executive team and board members and presented it to management. The objective of the review was to help develop a compensation strategy that would be competitive with market practice while also being aligned with our culture, business and strategic objectives. As a result, Compensia reviewed market competitiveness of total compensation benchmarked to comparator group and industry survey data. The comparator group was developed based on companies with similar businesses, specifically retail companies in the specialty retail, home furnishings and Internet and catalog retail business, and taking into account the size in terms of revenue, net income and operating income. The comparator group included Abercrombie & Fitch Co., Ethan Allen Interiors Inc., Fifth and Pacific Cos., lululemon athletica inc., Michael Kors Holding Ltd, Movado Group, Oxford Industries, Inc., Pier 1 Imports, Inc., Ralph Lauren Corp., Saks Incorporated, Select Comfort Corporation,

Tempur Pedic Intl, Tiffany & Co., True Religion Apparel, Inc., Tumi Holdings, Inc., Under Armour, Inc. and Williams-Sonoma, Inc. While the compensation committee was presented with Compensia’s review, for fiscal 2013 executive compensation, the committee did not rely on a compensation advisor to evaluate, determine or recommend the amount or form of executive compensation. In the future, in accordance with its charter, the compensation committee may retain and obtain from time to time the advice of a compensation advisor. If the compensation committee retains a compensation advisor in the future, it intends to consider the independence of the advisor in accordance with applicable SEC and NYSE rules.

In addition, our Chief Executive Officer may provide compensation recommendations to the compensation committee for executives other than himself based on data described above and the other considerations mentioned in this Compensation Discussion and Analysis. The compensation committee may recommend a compensation package that is consistent with our compensation philosophy strategically positioned above the median of the comparator group and competitive with other leading retail organizations. The compensation committee will then discuss these recommendations with our Chief Executive Officer and may with respect to certain elements of our compensation programs make a recommendation to our board of directors, which our board of directors will consider and approve, as appropriate.

The compensation committee also will consider input from our Chief Executive Officer and our Chief Financial Officer when setting financial objectives for our incentive plans. We expect that the compensation committee in determining compensation will consider input from our Chief Executive Officer (for persons other than for himself) regarding benchmarking and recommendations for base salary, annual incentive targets and other compensation awards. The compensation committee will likely give significant weight to the judgment of our Chief Executive Officer when assessing each of the other named executive officer’s individual performance and determining appropriate compensation levels and incentive awards. The members of our board of directors (other than the Chief Executive Officer), or the compensation committee composed only of independent directors, meeting in executive session, will determine the compensation of the Chief Executive Officer, including his annual incentive targets.

Other Compensation Practices

Our board of directors has adopted, as part of our insider trading policy, prohibitions against any employee or director hedging ownership of our stock by engaging in short sales or purchasing and selling of derivative securities relating to our stock, except with the prior written consent of the corporate compliance officer. We believe that no director or executive officer of the Company has any shares pledged as security.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of the board of directors of Restoration Hardware Holdings, Inc.:

J. Michael Chu (former member and Chairman)

Mark Demilio

Thomas Mottola

Dr. Schlesinger does not appear as a signatory to this compensation committee report because he was appointed to the board of directors and the compensation committee of the board on April 22, 2014 and therefore was not a member of the compensation committee during fiscal 2013.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code.

Section 162(m) generally limits the deductibility of compensation paid to our named executive officers (other than the Chief Financial Officer) to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering (and was sufficiently described in the prospectus for an initial public offering), compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earliest occurrence of any of the following: (1) the expiration of the plan or agreement; (2) a material modification of the plan or agreement; (3) the issuance of all employer stock and other compensation that has been allocated under the plan; or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering.

Our compensation program is intended to maximize the deductibility of the compensation paid to our named executive officers to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans. In addition, the compensation committee retains complete discretion to approve compensation arrangements for executive officers that are not fully deductible or not subject to exemption.

Stock Ownership Guidelines

We do not require that the named executive officers maintain a minimum ownership interest in our Company.

Compensation Tables

Summary Compensation Table

The following table shows the compensation earned by our named executive officers during fiscal 2013, fiscal 2012 and fiscal 2011.

Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards		Option Awards (1)	Non-Equity Incentive Plan Compensation (2)		All Other Compensation (3)	Total
Gary Friedman (4)	2013	$1,187,500	$—		$—		$33,695,159	$1,562,500		$11,400	$36,456,559
Chairman and Chief Executive Officer	2012	$1,025,000	$400,000		$9,305,599	(5)	$17,362,089	$—		$11,400	$28,104,088
	2011	$995,769	$—		$—		$—	$1,249,519		$11,400	$2,256,688

Karen Boone (6)	2013	$489,615	$200,000	(7)	$—		$—	$318,250		$10,800	$1,018,665
Chief Financial and Administrative Officer	2012	$287,250	$165,790	(8)	$—		$1,996,234	$39,210		$8,100	$2,496,584

Ken Dunaj	2013	$568,269	$—		$—		$—	$369,375		$6,000	$943,644
Chief Operating Officer	2012	$546,539	$—		$3,585,357	(5)	$668,154	$75,000		$6,000	$4,901,050
	2011	$535,000	$—		$—		$—	$337,050		$6,000	$878,050

Carlos Alberini (9)	2013	$1,100,000	$—		$—		$—	$—	(10)	$11,400	$1,111,400
Former Co- Chief Executive	2012	$1,025,000	$—		$6,712,974	(5)	$17,362,089	$279,825		$11,400	$25,391,288
Officer	2011	$908,462	$—		$—		$—	$1,145,195		$352,272	$2,405,929

(1)	Reflects the aggregate grant date fair value of the grants of options made in fiscal 2013 and fiscal 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). See Note 13—Stock-Based Compensation to our audited consolidated financial statements.
(2)	Reflects the cash awards that our named executive officers received under our MIP for fiscal 2013, fiscal 2012, and fiscal 2011 performance, as applicable.
(3)	Reflects perquisites to the named executive officers in the form of car allowances. In addition, for fiscal 2011, the relocation benefits provided to Mr. Alberini were in the aggregate amount of $340,872, which includes $120,000 as a housing stipend, $198,247 in moving-related expenses and a tax adjustment “gross up” payment of $22,625.

(4)	On October 20, 2012, Mr. Friedman’s employment agreement was terminated and he entered into an advisory services agreement with the Company. On July 2, 2013, Mr. Friedman was reappointed as Chairman of our Board of Directors and Co-Chief Executive Officer. Mr. Friedman’s base salary was set at $1,250,000 when he became a Co-Chief Executive Officer effective July 2, 2013. Previously, Mr. Friedman received an annual consulting fee of $1,100,000 pursuant to an advisory services agreement, which has been replaced by his employment agreement.
(5)	In connection with the Reorganization, in fiscal 2012, Mr. Alberini, Mr. Dunaj, and Mr. Friedman received 1,426,658, 350,391, and 2,425,319 shares of stock, respectively, under the Replacement Plan. The amounts disclosed reflect the expense recorded on November 1, 2012 with respect to stock awards made to our named executive officers, computed in accordance with FASB ASC 718. See Note 13—Stock-Based Compensation to our audited consolidated financial statements.
(6)	Karen Boone’s employment with our Company commenced in June 2012.
(7)	Represents a discretionary bonus.
(8)	Represents a signing bonus of $40,000, a one-time payment of $100,000 to Ms. Boone in connection with the completion of our initial public offering, and a discretionary bonus of $25,790.
(9)	Mr. Alberini resigned from the position of Co-Chief Executive Officer effective January 31, 2014.
(10)	As a result of his resignation from the Company as Co-Chief Executive Officer effective January 31, 2014, Mr. Alberini was not eligible to receive a bonus for fiscal 2013 under the MIP.

Grants of Plan-Based Awards

The following table provides information on the estimated possible payouts under our MIP for fiscal 2013 based on certain assumptions about the achievement of performance objectives for our Company and the individual named executive officer at various levels. The following table does not set forth the actual bonuses awarded to the named executive officers for fiscal 2013 under the MIP. The actual bonuses awarded to the named executive officers for fiscal 2013 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” The following table also provides information on awards of shares under the 2012 Equity Replacement Plan and award of stock options granted or approved in fiscal 2013 to each of our named executive officers.

Name	Grant Date	Board/ Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Shares of Securities Underlying Option	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock Awards (2)
			Threshold	Target	Maximum
Gary Friedman	N/A	N/A	$250,000	$1,250,000	$1,562,500	—	—	—
	7/2/2013	7/2/2013	—	—	—	1,000,000	$75.43	$33,695,159

Karen Boone	N/A	N/A	$48,962	$244,808	$489,615	—	—	—

Ken Dunaj	N/A	N/A	$56,827	$284,135	$568,269	—	—	—

Carlos Alberini	N/A	N/A	$—	$—	$—	—	—	—

(1)	Amounts shown in these columns are the estimated possible payouts for fiscal 2013 under our MIP and assume the achievement of performance objectives for our Company at various levels. The actual bonuses awarded to the named executive officers for fiscal 2013 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

The named executive officers are eligible to receive an annual cash bonus based on a percentage of base salary under our MIP. Our Company’s financial objectives are established each year and the payment and the amount of any bonus are dependent upon whether our Company achieves those performance goals. The specific amount any participant could receive is dependent on the level of our performance. The amounts shown in these columns for the named executive officers are based on the following assumptions:

•

In the “threshold” column, the amount for each named executive officer reflects the minimum bonus that would have been awarded if we had reached the 20% achievement level of our financial objectives, which is the minimum achievement level required for bonus payouts under the MIP.

•	In the “target” column, the amount for each named executive officer reflects the bonus amount that would have been awarded if we had met the 100% achievement level of our financial objectives.

•	In the “maximum” column, the amount for each named executive officer reflects the bonus that would have been awarded if we had reached the 200% achievement level of our financial objectives.

(2)	Reflects the aggregate grant date fair value of the awards made in fiscal 2013, computed in accordance with FASB ASC 718. See Note 13—Stock-Based Compensation to our audited consolidated financial statements.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our named executive officers as of February 1, 2014.

	Equity Awards
Name	Number of Securities Underlying Unexercised Options Exercisable but Restricted		Number of Securities Underlying Unexercised Options Exercisable and Unrestricted		Option Exercise Price	Option Expiration Date	Number of Shares Subject to Selling Restrictions		Market Value of Shares of Stock Subject to Selling Restrictions (4)
Gary Friedman	1,984,551		992,275		$46.50	10/31/22	—		—
	1,000,000		—		$75.43	7/1/23	—		—
Karen Boone	172,500		14,376		$24.00	10/31/22	—		—
Ken Dunaj	71,700		23,900		$29.00	10/31/22	—		—
Carlos Alberini	1,984,551	(1)	992,275	(2)	$46.50	10/31/22	238,290	(3)	$13,520,575

(1)	Mr. Alberini resigned from the position of Co-Chief Executive Officer effective January 31, 2014. In connection with our notice electing to repurchase the shares underlying the options to purchase 1,984,551 shares in the event Mr. Alberini exercised the options, Mr. Alberini elected not to exercise these options and forfeited them on March 10, 2014. The forfeited options were canceled as of March 10, 2014, the date of forfeiture.
(2)	Mr. Alberini exercised these options on a net exercise basis on April 2, 2014, which resulted in him receiving 360,382 shares in full settlement of these options based on the closing price of the Company’s common stock on such date.
(3)	Selling restrictions lapse over time based on Mr. Alberini’s continued service in accordance with the dates set forth in the award agreement. Mr. Alberini resigned from the position of Co-Chief Executive Officer effective January 31, 2014. On March 10, 2014, we repurchased 238,290 shares of common stock from Mr. Alberini pursuant to our repurchase rights under the Replacement Plan and the applicable award agreement. The shares were repurchased at a purchase price of $65.06 per share, which was the closing sale price per share of our common stock on the NYSE on the repurchase date, and were settled with the issuance of an unsecured subordinated promissory note in the aggregate amount of $15.5 million. The promissory note has a term of eight years and accrues interest annually at a rate of 5%, with accrued interest payable annually. The principal amount of the promissory note is payable at maturity on March 10, 2022.
(4)	Calculated based on the per share closing price of our common stock on the NYSE of $56.74 per share on January 31, 2014.

Options Exercised, Units Vested and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise by the named executive officers during fiscal 2013.

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Gary Friedman	—	$—
Karen Boone	43,124	$1,226,878
Ken Dunaj	—	$—
Carlos Alberini	—	$—

The following table provides information relating to the unvested shares awarded under the Replacement Plan that vested during fiscal 2013.

	Stock Awards
Name	Number of Restricted Replacement Plan Shares Vested	Value Realized on Vesting of Replacement Plan Shares (1)
Gary Friedman	517,253	$29,460,336
Karen Boone	—	$—
Ken Dunaj	—	$—
Carlos Alberini	317,363	$16,366,871

(1)	Represents the total fair market value for these shares upon vesting, calculated on an aggregate basis as of the dates the respective shares vested.

Employment and Other Agreements

The following is a description of the terms of the employment agreements with each of our named executive officers.

Gary Friedman

We have entered into an employment agreement with Mr. Friedman, our Chairman and Chief Executive Officer. Mr. Friedman’s employment agreement provides for an annual base salary of at least $1.25 million. If Mr. Friedman’s employment is terminated by us without cause (as defined in the agreement) or by Mr. Friedman for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) severance payments totaling $20 million, less withholdings, paid on our regular payroll schedule over the 24 months following the termination date, (c) any earned but unpaid portion of his annual bonus, (d) a pro-rata amount (based on the number of days Mr. Friedman was employed during the fiscal year through the termination date) of Mr. Friedman’s target bonus for the applicable fiscal year in which termination of employment occurs, to be paid at the same time and in the same form as Mr. Friedman’s annual bonus would otherwise be paid, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Friedman’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination, (f) his vested shares and options that are still subject to selling restrictions will remain outstanding for two years following the date of termination (during which time the selling restrictions may lapse in accordance with their terms) and will be subject to repurchase by us after two years at the then fair market value to the extent that such selling restrictions remain unlapsed, and (g) any unvested performance-based equity awards that Mr. Friedman may hold shall remain outstanding and vest according to their terms for a period of two years following the date of termination and shall be forfeited to the extent unvested after such period.

Mr. Friedman’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive the greater of either (i) the payment in full or (ii) such lesser amount which would result in no portion of such payments being subject to the excise tax, on an after-tax basis.

If Mr. Friedman’s services are terminated by us for cause (as defined in the agreement), he is entitled to all accrued salary and vacation pay through the termination date. Upon such termination for cause, certain of Mr. Friedman’s other equity interests that are either unvested or subject to selling restrictions and repurchase rights will terminate, expire and be forfeited for no value, or otherwise be subject to repurchase in accordance with their terms and shall be forfeited to the extent unvested after such period. See “—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

Mr. Friedman has agreed that, during his employment with us or during the term when he is receiving continued payment from us after termination of his employment as described above, he will not directly or indirectly work for or engage or invest in any competitor. In addition, Mr. Friedman has agreed that, during his employment with us and for the two year period thereafter, he will not (a) solicit, directly or through any third party, any employee of ours or (b) use our proprietary information to solicit the business of any of our material customers or suppliers, or as specified in the employment agreement, encourage any of our suppliers and customers to reduce their business or contractual relationship with us. The agreement also contains a mutual non-disparagement clause.

Karen Boone

We have entered into an employment agreement with Ms. Boone, our Chief Financial and Administrative Officer. If Ms. Boone’s employment is terminated by us without cause (as defined in the agreement), or by Ms. Boone for good reason (as defined in the agreement), she is entitled to: (a) all accrued salary and vacation pay through the termination date; (b) any earned and unpaid portion of her annual bonus; (c) severance payments equal to 12 months base salary, less withholdings, paid on our regular payroll schedule over the 12 months following the termination date; and (d) subject to Ms. Boone’s timely election under COBRA and Ms. Boone’s payment of applicable premiums at the same rate that would have been applied had she remained an executive officer of our Company, paid for by us to the same extent that we paid for her health insurance prior to termination, continuation of medical benefits for 12 months following the termination date. Ms. Boone’s employment agreement also provides that in the event she receives payments that would be subject to an excise tax, she would receive a lesser amount which would result in no portion of such payments being subject to the excise tax.

Ms. Boone agreed that during her employment with us, she will not directly or indirectly work for or engage or invest in any competitor. She also agreed that during her employment with us and the 12 months following her employment, she will not solicit, directly or through any third party any business from any of our material customers or suppliers or encourage any of our customers or suppliers to reduce their business or contractual relationship with us.

Ken Dunaj

We have entered into an employment agreement with Mr. Dunaj, our Chief Operating Officer. Mr. Dunaj’s employment agreement, as amended, provides that if his employment is terminated by us other than for cause (as defined in the agreement), he will receive salary continuation for a period of one year from such termination date. In the event that within 18 months following a change of control of the Company, Mr. Dunaj’s employment is terminated by us without cause or by Mr. Dunaj within 45 days following certain events, including a relocation of his principal place of employment by more than 50 miles without his consent, Mr. Dunaj will receive salary continuation for a period of one year from such termination date plus Mr. Dunaj’s target bonus amount (which for purposes of his employment agreement is deemed to be $300,000). The agreement provides that the receipt of this severance is conditioned on Mr. Dunaj’s execution of a release of claims and his compliance with his proprietary information agreements with us and certain other conditions. Mr. Dunaj’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive a lesser amount which would result in no portion of such payments being subject to the excise tax.

Carlos Alberini

In connection with our initial public offering, we entered into an amended and restated employment agreement with Mr. Alberini, our former Co-Chief Executive Officer. Mr. Alberini resigned from the position of Co-Chief Executive Officer, effective January 31, 2014.

Mr. Alberini’s employment agreement provided for an annual base salary of at least $1.1 million and that he was eligible for annual bonus compensation targeted at between 85% and 125% of his annual base salary. His employment agreement further provided that if his employment was terminated by us without cause (as defined in the agreement), or by Mr. Alberini for good reason (as defined in the agreement), he was entitled to (a) all accrued salary and vacation pay through the termination date, (b) any earned and unpaid portion of his annual bonus, (c) severance payments totaling $3.0 million, less withholdings, paid on our regular payroll schedule over the 24 months following the termination date, (d) a pro-rata amount (based on the number of days Mr. Alberini was employed during the fiscal year through the termination date) of Mr. Alberini’s target bonus for the applicable fiscal year in which termination of employment occurs, to be paid at the same time and in the same form as Mr. Alberini’s annual bonus would otherwise be paid, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Alberini’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination. . Mr. Alberini’s employment agreement also provided that in the event he received payments that would be subject to an excise tax, he would have received the greater of either (i) the payment in full or (ii) such lesser amount which would result in no portion of such payments being subject to the excise tax, on an after-tax basis.

In addition, Mr. Alberini’s employment agreement provided that vested shares and options that were subject to performance-based vesting or selling restrictions would have remained outstanding for two years following the date of termination (during which time the selling restrictions may lapse or vesting may occur in accordance with their terms), subject to the terms of the employment agreement and the applicable equity plans. Mr. Alberini’s employment agreement further provided that, during his employment with us and the two years following his employment, he would not solicit, directly or through any third party, any business from any of our material customers or suppliers or, as specified in the employment agreement, encourage any of our customers or suppliers to reduce their business or contractual relationship with us.

Potential Payments Upon Termination and Change in Control

The information below describes and quantifies certain compensation that would have been paid to the following named executive officers in the event of their termination of employment or a change in control, assuming such event was effective at February 1, 2014 and based on fiscal 2013 applicable compensation. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed in the event of an officer’s termination or a change in control may be different. Factors that could affect these amounts include the timing during the year of any such event.

Gary Friedman

Benefits and Payments	Termination Without Cause or Resignation With Good Reason
Cash severance payment (1)	$21,562,500
Health coverage total benefits (2)	47,448

Total	$21,609,948

(1)	This amount includes salary continuation in the aggregate amount of $20 million paid over 24 months and a lump sum payment of $1,562,500, which corresponds to Mr. Friedman’s annual bonus amount for fiscal 2013.
(2)	This amount includes all health benefits Mr. Friedman would have been entitled to following termination.

Karen Boone

Benefits and Payments	Termination Without Cause or Resignation With Good Reason
Cash severance payment (1)	$495,000
Health coverage total benefits (2)	22,560

Total	$517,560

(1)	This amount reflects salary continuation at Ms. Boone current salary rate paid over 12 months.
(2)	This amount includes all health benefits Ms. Boone would have been entitled to following termination.

Ken Dunaj

Payments	Termination on Change in Control		Termination Without Cause
Cash severance payment	$875,000	(1)	$575,000	(2)

Total	$875,000		$575,000

(1)	This amount includes salary continuation at Mr. Dunaj’s current salary rate and $300,000 paid over 12 months.
(2)	This amount reflects salary continuation at Mr. Dunaj’s current salary rate paid over 12 months.

Carlos Alberini

Mr. Alberini resigned as Co-Chief Executive Officer effective January 31, 2014. He was not entitled to any payments upon his resignation.

Employee Benefit and Stock Plans

2012 Equity Replacement Plan

In connection with our initial public offering, our board of directors adopted the Replacement Plan, pursuant to which we have granted shares in connection with our initial public offering to certain of our employees and advisors, in some cases subject to selling restrictions.

A portion of the shares issued under the Replacement Plan are still subject to selling restrictions whereby the holder may not sell the shares for a period of 20 years after our initial public offering, except as follows: (i) with respect to 818,209 of these shares, such selling restrictions will lapse over time in accordance with the dates set forth in the award agreement, with 73,206 of such shares remaining subject to restrictions as of May 5, 2014, and (ii) with respect to 1,523,041 of these shares, such selling restrictions have fully lapsed as a result of the ten-day average trading price of our common stock reaching a price per share of $46.50 for at least ten consecutive trading days.

In addition, a portion of the shares issued under the Replacement Plan were unvested restricted shares issued to Mr. Friedman and Mr. Alberini. With respect to the 1,331,548 shares received by Mr. Friedman and Mr. Alberini, such shares began to vest during the period following the initial public offering when the price of our common stock reached a 10-day average closing price per share of $31.00 for 10 consecutive trading days, and such shares fully vested when the price of our common stock reached a 10-day average closing price per share of $46.50 for 10 consecutive trading days. In addition, with respect to the 512,580 shares received by Mr. Friedman and Mr. Alberini, such shares began to vest during the period following the initial public offering when the 10-day average closing price of our common stock exceeded the initial public offering price of $24.00 per share for 10 consecutive trading days, and such shares fully vested when the 10-day average closing price of our common stock reached a price per share of $31.00 for 10 consecutive trading days. As of the end of fiscal 2013, all of the shares issued to Mr. Friedman and Mr. Alberini vested in accordance with the performance objectives described above.

No further awards will be granted under the Replacement Plan.

2012 Stock Option Plan

In connection with our initial public offering, our board of directors adopted the Option Plan, pursuant to which we have granted 6,829,041 options in connection with our initial public offering to certain of our employees and advisors.

The options granted under this plan vest and are subject to selling restrictions as follows:

(i)	with respect to 875,389 of these options, which have an exercise price equal to $29.00 per share, such selling restrictions lapse over time in accordance with the dates set forth in the award agreement. As of May 5, 2014, 641,380 of such options remain subject to selling restrictions; and

(ii)	with respect to 5,953,652 options, which have an exercise price equal to $46.50 per share, such selling restrictions lapse in increments on dates after our initial public offering on which the price of our common stock reaches and remains for 10 consecutive trading days corresponding lapse prices specified in the applicable award agreement. Of these 5,953,652 options, 1,984,551 options were forfeited by Mr. Alberini on March 10, 2014, and 992,275 options were exercised on a net exercise basis by Mr. Alberini on April 2, 2014, in each case following his resignation as a Co-Chief Executive Officer of the Company effective January 31, 2014. As of May 5, 2014, the remaining 2,976,826 of these options are held by Mr. Friedman, with 1,984,551 of these options subject to selling restrictions and 992,275 of these options no longer subject to selling restrictions.

No further awards will be granted under the Option Plan.

2012 Stock Incentive Plan

In connection with our initial public offering, our board of directors adopted the 2012 Stock Incentive Plan. The 2012 Stock Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code to our employees and any parent and subsidiary corporations’ employees, and for the grant of cash, shares of our common stock, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalent rights, cash-based awards and any combination thereof to our employees, directors and consultants and our parent and subsidiary corporations’ employees, directors and consultants.

Pursuant to the 2012 Stock Incentive Plan, in connection with our initial public offering, we granted 1,264,036 options to certain of our employees with a weighted-average exercise price of $26.50 per share. These options vested upon the completion of our initial public offering and are subject to selling restrictions, which will lapse over time in accordance with the dates set forth in the applicable award agreements. As of May 5, 2014, 843,966 of such options remain subject to selling restrictions.

Share Reserve. We have reserved a total of 6,613,478 shares of our common stock for issuance pursuant to the 2012 Stock Incentive Plan. The 2012 Stock Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of our initial public offering, equal to the lowest of (x) two percent of the number of shares of our common stock outstanding on the last day of our immediately preceding fiscal year, calculated on a fully diluted basis; or (y) a lower number of shares determined by our board of directors. After giving effect to all outstanding awards made under the 2012 Stock Incentive Plan as of May 5, 2014, 3,457,138 shares remained available for grant.

Administration. Our board of directors administers the 2012 Stock Incentive Plan with respect to directors and officers, and our board of directors has delegated to the compensation committee the non-exclusive authority to administer the 2012 Stock Incentive Plan with respect to employees and consultant that are not executive officers or directors. Notwithstanding the foregoing, in the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the administrator will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The administrator also has the authority to reduce the exercise prices of outstanding stock options and the base appreciation amount of any stock appreciation right and to cancel options and stock appreciation rights in exchange for new awards, in each case without stockholder approval.

Stock Options. The 2012 Stock Incentive Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees, directors, and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under the 2012 Stock Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any employee who owns more than 10% of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five years, and the exercise price must equal at least 110% of the fair market value on the grant date.

After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights. The 2012 Stock Incentive Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the base appreciation amount for the cash or shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation right agreement.

Restricted Stock Awards. The 2012 Stock Incentive Plan allows for the grant of restricted stock. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. The 2012 Stock Incentive Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, or restrictions and conditions to payment that it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with shares of our common stock or other securities, or a combination thereof.

Transferability of Awards. The 2012 Stock Incentive Plan allows for the transfer of awards under the 2012 Stock Incentive Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our capitalization, to prevent enlargement of the benefits or potential benefits available under the 2012 Stock Incentive Plan, the administrator will make adjustments to one or more of the number of shares that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical share limits contained in the 2012 Stock Incentive Plan, and any other terms that the administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.

Corporate Transactions and Changes in Control. The 2012 Stock Incentive Plan provides that except as otherwise provided in an individual award agreement, in the event of a corporate transaction or change in control, as such terms are defined in the 2012 Stock Incentive Plan, the portion of each outstanding award that is neither assumed nor replaced will automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) immediately prior to the specified effective date of such corporate transaction or change in control. In addition, any incentive stock option, as defined in the 2012 Stock Incentive Plan, accelerated in connection with a corporate transaction or change in control, will remain exercisable as an incentive stock option only to the extent the dollar limitation under the Code is not exceeded.

Plan Amendments and Termination. The 2012 Stock Incentive Plan will automatically terminate ten years following the date it becomes effective, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2012 Stock Incentive Plan provided such action does not impair the rights under any outstanding award.

401(k) Plan

We maintain a 401(k) retirement savings plan. Each participant who is a United States employee may contribute to the 401(k) plan, through payroll deductions, up to 50% of his or her salary limited to the maximum allowed by the Internal Revenue Service regulations. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. We may make contributions to the accounts of plan participants.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of February 1, 2014:

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	9,147,306		$46.46	2,857,157	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	9,147,306	(1)	$46.46	2,857,157	(2)

(1)	Calculated without taking into account 289,747 shares underlying restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(2)	Excludes 782,495 shares available for issuance as of February 3, 2014 pursuant to the evergreen provision of our 2012 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Reorganization

The Company was incorporated as a Delaware corporation on August 18, 2011, by Home Holdings, for the purpose of acquiring all of the stock of Home Holdings’ wholly owned subsidiary, Restoration Hardware, Inc., in connection with the Company’s initial public offering. Until November 1, 2012, Home Holdings was our sole stockholder, holding all of our 100 issued and outstanding shares. On November 1, 2012, the Company issued 28,198,941 additional shares to Home Holdings, and the Company acquired all of the outstanding shares of Restoration Hardware, Inc. from Home Holdings, in connection with our initial public offering. In addition, outstanding units under the Team Resto Ownership Plan were replaced by shares of our common stock issued to the participants of the Team Resto Ownership Plan in connection with the initial public offering. Home Holdings’ equity interests in the Company were primarily held by (i) CP Home Holdings, LLC, an investment entity managed by funds affiliated with Catterton Management Company, LLC, (ii) Tower Three Home LLC, an investment fund managed by Tower Three Partners, LLC, and (iii) funds affiliated with Glenhill Capital Management LLC. We refer to CP Home Holdings, LLC and its affiliated funds as “Catterton,” we refer to Tower Three Home LLC and its affiliated funds as “Tower Three,” and we refer to Glenhill Capital Management LLC and its affiliated funds as “Glenhill.”

Following the completion of our initial public offering, Home Holdings controlled a majority of the voting power of our outstanding common stock. As a result, we were a “controlled company” under the NYSE corporate governance standards following our initial public offering.

Effective May 20, 2013, we ceased to be a “controlled company” within the meaning of the NYSE rules following the sale of shares of our common stock by Home Holdings in our follow-on public offering. A representative of Catterton is a member of our board of directors.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement with Home Holdings, Catterton, Tower Three, Glenhill, Mr. Alberini, Mr. Friedman and certain other stockholders in connection with the offering. The registration rights agreement provided Home Holdings, Catterton and Tower Three with certain registration rights whereby Home Holdings, Catterton or Tower Three could require us to register under the Securities Act of 1933, as amended, any Registrable Securities (as such term is defined in the registration rights agreement) owned by Home Holdings, Catterton or Tower Three as of the date of such demand. The registration rights agreement also contained certain restrictions on sales of shares applicable to Mr. Friedman, Mr. Alberini, Ms. Boone, Mr. Dunaj and certain other employees of the Company. This agreement is no longer in effect following the sale by Home Holding, Catterton and Tower Three of all of their shares in the Company during fiscal 2013.

Stockholders Agreement

In connection with our initial public offering, we also entered into a stockholders agreement with Home Holdings. The stockholders agreement provided that, for so long as Home Holdings (and Catterton, Tower Three and Glenhill) held at least 30% of the voting power of our outstanding common stock, Home Holdings would have the right to nominate two members of our board of directors and certain actions could not be taken without the approval of Home Holdings. The stockholders agreement terminated when Home Holdings (and Catterton, Tower Three and Glenhill) no longer held at least 30% of the voting power of our outstanding common stock following the sale of shares of our common stock in our follow-on public offering in July 2013.

Arrangements with Hierarchy

In connection with the initial public offering, Home Holdings agreed to invest $5 million in a newly formed entity named Hierarchy, LLC (“Hierarchy”). Mr. Friedman had a controlling interest in Hierarchy. In connection with the formation of Hierarchy, we transferred our minimal apparel-related assets to Hierarchy for fair market value.

In July 2013, Hierarchy and Mr. Friedman waived all of Home Holdings’ obligations to invest in Hierarchy and all of Home Holdings’ rights with respect to Hierarchy were canceled. Subsequent to these transactions, we reacquired all the outstanding interests of Hierarchy in July 2013. As a result of our acquisition of Hierarchy, we wrote-off all outstanding receivables related to Hierarchy and recorded a charge of $0.2 million in connection with certain consulting services we provided to Hierarchy.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements , see “Executive Compensation—Employment and Other Agreements.”

Equity Grants

We have made certain equity grants to members of our senior management and certain members of our board of directors. For more information regarding these grants, see “Executive Compensation—Compensation Tables” and “Corporate Governance Standards and Director Independence—Director Compensation.”

Director and Officer Indemnification and Limitation of Liability

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Our Policy Regarding Related Party Transactions

We have a written policy with respect to related party transactions. Under our related party transaction policies and procedures, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any calendar year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related person transaction policies and procedures, any Related Party Transaction must be reviewed by the audit committee. In connection with its review of a Related Party Transaction, the audit committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Management shall present to the audit committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

1.	A general description of the transaction(s), including the material terms and conditions;

2.	The name of the related party and the basis on which such person or entity is a related party;

3.	The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);

4.	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;

5.	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;

6.	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebtedness; and

7.	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

We are not aware of any related party transaction since the beginning of the last fiscal year required to be reported under our related party transaction policies and procedures or applicable SEC rules for which our policies and procedures did not require review or for which such policies and procedures were not followed.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2015 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. The Company’s Bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Restoration Hardware Holdings, Inc., 15 Koch Road, Suite J, Corte Madera, CA 94925.

To be timely for the 2015 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between January 15, 2015 and February 14, 2015. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by the Company’s Bylaws.

Requirements for Stockholder Proposals to Be Considered for Inclusion in Our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2015 annual meeting must be received by us not later than January 15, 2015 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Available Information

The Company will mail without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K for fiscal 2013, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Restoration Hardware Holdings, Inc. 15 Koch Road, Suite J Corte Madera, CA 94925 Attn: Investor Relations

The Annual Report is also available at ir.restorationhardware.com.

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Notice of Internet Availability (or proxy materials), unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are stockholders of the Company will be “householding” our Notice of Internet Availability. A single Notice of Internet Availability (or proxy materials) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, the Company will promptly deliver a separate copy of the Notice of Internet Availability (or proxy materials) to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the annual report and other proxy materials, you may write or call the Company’s Investor Relations department at Restoration Hardware Holdings, Inc.,15 Koch Road, Suite J, Corte Madera, CA 94925, Attn: Investor Relations, telephone number (415) 945-4998, email address investorrelations@rh.com.

Any stockholders who share the same address and currently receive multiple copies of the Company’s proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

RESTORATION HARDWARE HOLDINGS, INC. ATTN: INVESTOR RELATIONS 15 KOCH ROAD, SUITE J CORTE MADERA, CA 94925

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M75733-P53193	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RESTORATION HARDWARE HOLDINGS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees:
01) Katie Mitic 02) Thomas Mottola 03) Barry Sternlicht
The Board of Directors recommends you vote 3 YEARS on the following proposal:							1 Year	2 Years	3 Years	Abstain
2. Advisory vote on frequency of advisory vote on executive compensation.							☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain
3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2014 fiscal year.								☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2013 Annual Report is available at www.proxyvote.com.

M75734-P53193

RESTORATION HARDWARE HOLDINGS, INC.

Annual Meeting of Stockholders

June 25, 2014 11:00 AM (Pacific Time)

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) appoint(s) Gary Friedman and Karen Boone with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorize(s) each of them to represent and to vote all of the shares of Common Stock of Restoration Hardware Holdings, Inc. (the “Company”) that are held of record by the undersigned as of May 5, 2014, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 25, 2014, at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925, at 11:00 AM (Pacific Time), and at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side